Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF PAMRAPO BANCORP, INC.

PAMRAPO BANCORP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of New Jersey, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

RESOLVED, that the Certificate of Incorporation be amended by changing the article thereof numbered “FOURTH” so that, as amended, said article shall be and read as follows:

“FOURTH:

A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-eight million (28,000,000) consisting of:

(a)	three million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(b)	twenty-five million (25,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

B.	The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of New Jersey (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 14A:9-1(1) of the General Corporation Law of the State of New Jersey.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer this March 31, 2003.

/s/ William J. Campbell

William J. Campbell President and Chief Executive Officer